Worthington Enterprises Participating

in Thompson Research Group Fireside Chat

COLUMBUS, OHIO (February 8, 2024) – Worthington Enterprises (NYSE: WOR), a designer and manufacturer of market-leading brands that help enable people to live safer, healthier and more expressive lives, today announced that President and Chief Executive Officer Andy Rose and Chief Financial and Operating Officer Joe Hayek are participating in next week’s Thompson Research Group (TRG) monthly Fireside Chats series. The discussion is Thursday, February 15 at 2 p.m. ET. Those interested in listening live may register at this link.

TRG Senior Analyst Kathryn Thompson will facilitate the conversation with Rose and Hayek who will discuss the Company’s strategies for accelerating long-term growth and shareholder value for Worthington Enterprises. The Company, formerly known as Worthington Industries, separated its Steel Processing business on December 1, 2023, to create a more focused business better equipped to serve customers throughout its Building Products, Consumer Products and Sustainable Energy Solutions segments.

A replay of the session will be posted in the Investor Relations section of the Worthington Enterprises website.

About Worthington Enterprises

Worthington Enterprises (NYSE: WOR) is a designer and manufacturer of market-leading brands that help enable people to live safer, healthier and more expressive lives. The Company operates with three business segments: Building Products, Consumer Products and Sustainable Energy Solutions. Worthington’s emphasis on innovation and transformation extends to building products including water systems, heating and cooling solutions, architectural and acoustical grid ceilings and metal framing and accessories, and consumer products in tools, outdoor living and celebrations categories sold under brand names Balloon Time®, Bernzomatic®, Coleman®, Garden-Weasel®, General®, HALO™, Hawkeye™, Level5 Tools®, Mag Torch®, Pactool International® and Well-X-Trol®. The Company serves the growing global hydrogen ecosystem through on-board fueling systems and gas containment solutions.

Headquartered in Columbus, Ohio, Worthington Enterprises employs approximately 5,000 people throughout North America and Europe.

Founded in 1955 as Worthington Industries, Worthington Enterprises follows a people-first Philosophy with earning money for its shareholders as its first corporate goal. Worthington Enterprises achieves this outcome by empowering its employees to innovate, thrive and grow with leading brands in attractive markets that improve everyday life. The Company engages deeply with local communities where it has operations through volunteer efforts and The Worthington Companies Foundation, participates actively in workforce development programs and reports annually on its corporate citizenship and sustainability efforts. For more information, visit worthingtonenterprises.com.

Forward-Looking Statements

Statements by Worthington Enterprises that are not limited to historical information constitute “forward-looking statements” under federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from those expected by Worthington Enterprises. Readers should evaluate forward-looking statements in the context of such risks, uncertainties and other factors, many of which are described in Worthington Enterprises’ filings with the Securities and Exchange Commission (“SEC”). Forward-looking statements are qualified by the cautionary statements included in Worthington Enterprises’ SEC filings and other public communications. This press release speaks only as of the date hereof. Worthington Enterprises does not undertake any obligation to update or revise its forward-looking statements except as required by applicable law or regulation.

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